Exhibit 10.27

PLBY GROUP, INC.

NON-EMPLOYEE DIRECTOR Compensation Policy

Effective February 10, 2021

1.            General. This Non-Employee Director Compensation Policy (this “Policy”) sets forth the equity-based compensation that has been approved by the board of directors (the “Board”) of PLBY Group, Inc., a Delaware corporation (the “Company”), as payable to eligible non-employee members of the Board (“Non-Employee Directors”). The equity-based compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director who may be eligible to receive such compensation. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

2.          Equity Compensation. Non-Employee Directors shall be granted the equity awards described below under and subject to the terms and provisions of the Company’s 2021 Equity and Incentive Compensation Plan (the “Equity Plan”). The awards described below in Sections 2(a) and 2(b) shall be granted pursuant to an award agreement in substantially the same form approved by the Board on or prior to the grant date, setting forth the terms of the award, consistent with the Equity Plan. For purposes of this Section 2, the number of shares subject to any restricted stock unit award will be determined by dividing the grant date dollar value specified in Section 2(a) or 2(b) below by the Market Value per Share (as defined in the Equity Plan) of a share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on the grant date, rounded down for any partial share.

(a)	Annual Equity Award. A person who is a Non-Employee Director immediately following each annual meeting of the Company’s stockholders and who will continue to serve as a Non-Employee Director following such annual meeting shall be automatically granted, on the date of each such annual meeting, a restricted stock unit award with a grant date value equal to $200,000 (the “Annual Equity Award”). The Annual Equity Award shall vest on the earlier of the first anniversary date of the grant date or the date of the Company’s next regular annual meeting of stockholders following the grant date, subject to the Non-Employee Director’s continued service on the Board through such vesting date.

(b)	Initial Equity Award. On the date of a person’s initial appointment as a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), the Non-Employee Director shall be automatically granted a restricted stock unit award with a grant date value equal to $200,000 (the “Initial Equity Award”). The Initial Equity Award shall vest in three equal installments on each of the first three anniversaries of the grant date, in each case subject to the Non-Employee Director’s continued service on the Board through the applicable vesting date. Notwithstanding the foregoing, the Non-Employee Directors who are appointed to the Board in connection with and immediately following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, by and among the Company (formerly known as Mountain Crest Acquisition Corp.), MCAC Merger Sub Inc., Suying Liu and Playboy Enterprises, Inc., dated as of September 30, 2020 (the “Merger Agreement”), shall not receive their Initial Equity Awards upon their initial appointment to the Board and will instead receive their Initial Equity Awards pursuant to formal Board approval within 30 days after the registration of the offer and sale of the shares of common stock underlying such awards with the Securities and Exchange Commission on Form S-8 (which is expected to occur approximately 60 days following the consummation of the transactions contemplated by the Merger Agreement).

3.            Expense Reimbursement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by each Non-Employee Director in the performance of his or her duties as a member of the Board or any committee thereof, including reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board or any committee thereof, which reimbursement, in any case, will be subject to the Company’s timely receipt of adequate supporting documentation of such expenses.

4.            Stock Ownership Guidelines. Non-Employee Directors are required to retain ownership of at least 25% of the shares of Common Stock awarded to him or her and maintain such ownership until departure from the Board.

5.            Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion.

6.           Miscellaneous. The adoption and maintenance of this Policy shall not be deemed to be a contract between the Company and any Non-Employee Director to retain his or her position as a Non-Employee Director. The rights, benefits or interests a Non-Employee Director may have under this Policy are not assignable or transferable and shall not be subject in any manner to alienation, sale or any encumbrances, liens, levies, attachments, pledges, charges or other legal process of the Non-Employee Director or his or her creditors.